EXHIBIT 10.4

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (the “Agreement”) is made as of the 29th day of February, 2012 by and among SpectrumDNA, Inc., a Delaware corporation (“SpectrumDNA”), SpectrumDNA Studios, Inc., a Delaware corporation (“SpectrumDNA Studios”) (SpectrumDNA and SpectrumDNA Studios collectively referred to herein as the “Company”), James Banister, an individual (“Banister”), Parrish Ketchmark, an individual (“Ketchmark”), and Kaye Cooper Fiore Kay & Rosenberg, LLP (the “Escrow Agent”).

Recitals

WHEREAS, the parties hereto propose to enter into a transaction (“Transaction”) whereby, among other things, (i) SpectrumDNA will redeem Thirty Million Six Hundred Fifteen Thousand (30,615,000) shares of the common stock, par value $0.001 per share (the “Common Stock”), of SpectrumDNA, and warrants to acquire One Hundred Forty-Eight Thousand Five Hundred Eighty-Six (148,586) shares of Common Stock (collectively referred to as “Banister’s Equity Securities”), in consideration for the transfer to Banister of certain intellectual property owned by SpectrumDNA and SpectrumDNA Studios, Inc. and a payment of Seven Thousand Five Hundred Dollars ($7,500), (ii) the Board of Directors of the Company will appoint Ketchmark as President, Chief Executive Officer and a director of the Company effective as of the Initial Closing Date (as hereinafter defined), and (iii) Banister will resign as a director of the Company effective as of the Final Closing Date (as hereinafter defined);

WHEREAS, SpectrumDNA shall, with the assistance of Ketchmark, undertake a private offering (the “Private Offering”) of its securities in order to raise approximately $50,000 (the “Offering Proceeds”) for the purpose of financing the Company’s participation in the Transaction, provide working capital for the Company’s operating costs and extinguish certain of its liabilities; and

WHEREAS, the Escrow Agent has agreed to assist the other parties as provided below in receiving and disbursing documents, instruments, funds and other materials in connection with the Transaction as provided herein.

Agreement

NOW, THEREFORE, the parties hereto agree as follows:

1.  Private Offering.  Subsequent to the date hereof, SpectrumDNA agrees with the assistance of Ketchmark to undertake the Private Offering.  In connection therewith, Ketchmark agrees to use his best efforts to assist in the completion of the Private Offering as soon as possible and prior to March 30, 2012 (the “Initial Closing Date”).

2.  Deposit of Funds. The parties agree that the Offering Proceeds shall be deposited in escrow (the “Escrow Account”) to be held and released by Escrow Agent solely in accordance with the terms of this Agreement.

3.  Deposit of Initial Closing Date Transaction Documents. On or before the Initial Closing Date, the relevant parties hereto shall deliver to the Escrow Agent the following original documents (except where noted), fully executed by all appropriate parties, together with completed exhibits and attachments thereto (collectively, the “Initial Closing Date Transaction Documents”):

(a)  Redemption Agreement between SpectrumDNA and Banister in the form attached hereto as Exhibit A;

(b)  Corporate Resolutions of the Board of Directors of SpectrumDNA appointing Ketchmark to the positions of CEO and President of SpectrumDNA.

4.  Deposit of Final Closing Date Transaction Documents. On or before the Final Closing Date (as hereinafter defined), the relevant parties hereto shall deliver to the Escrow Agent the following original documents (except where noted), fully executed by all appropriate parties, together with completed exhibits and attachments thereto (collectively, the “Final Closing Date Transaction Documents”):

(a)  Original share certificates and warrants representing Banister’s Equity Securities, held in Banister’s name and presented for cancellation pursuant to the Redemption Agreement;

(b)  Assignment of Property Agreement between the Company and Banister in the form attached hereto as Exhibit B (the “Assignment Agreement”);

(c)  Stock powers executed by Banister with Medallion Guarantee assigning Banister’s Equity Securities to SpectrumDNA;

(d)  Agreement for Separation and Release between the Company and Banister in the form attached hereto as Exhibit C;

(e)  Letter of resignation from Banister as a member of the Board of Directors of the Company;

(f)  Corporate Resolutions of the Board of Directors of SpectrumDNA appointing Ketchmark as the sole member of the Board of Directors of SpectrumDNA, subject to the resignation of Banister as a director.

5.  SpectrumDNA Shareholder Approval.  As soon as reasonably practicable following the Initial Closing Date, but no later than seven (7) days thereafter, SpectrumDNA shall provide the Escrow Agent written verification (the “Shareholder Approval Notice”) that it has obtained consent of the holders of a majority of the issued and outstanding shares of common stock of SpectrumDNA in favor of the transaction contemplated by the Assignment Agreement (the “Final Closing Date”).

6.  Disbursements.

(a)  Upon Initial Closing Date.  Subject to the completion of the Private Offering on or before the Initial Closing Date and receipt of the Initial Closing Transaction Documents, the Escrow Agent shall disburse the agreement noted in Section 3(a) to each of the parties thereto, and the document in Section 3(b) to Ketchmark.

(b)  Upon the Final Closing Date.  Upon receipt of the Shareholder Approval Notice and each of the fully executed Final Closing Transaction Documents on or before the Final Closing Date, Escrow Agent shall undertake disbursement as follows:

(i)  Escrow Agent shall disburse from the Offering Proceeds, the following amounts to the following parties:

RECIPIENT	AMOUNT
James Banister	$7,500

(ii)  The Escrow Agent shall disburse the agreements noted in Sections 4(b) and 4(d) to each of the parties thereto, the document in Section 4(f) to Ketchmark and the items in Sections 4(a), 4(c) and 4(e) to SpectrumDNA.

(iii)  Upon receipt by Escrow Agent of a verified bank account in the name of SpectrumDNA, with Parrish Ketchmark listed as an approved signatory to the account, Escrow Agent shall disburse the remaining balance of the Offering Proceeds, by wire transfer or check, to said account.

5.  Termination of Escrow.  The Escrow and this Agreement shall terminate:

(a)  In the event the Offering Proceeds or any of the Initial Closing Transaction Documents are not received in Escrow on or before the Initial Closing Date, Escrow Agent shall release any amounts deposited in the Escrow Account to the investors in the Private Offering, and shall return those documents and other materials deposited in Escrow to the party depositing such material, and the Escrow and this Agreement shall terminate; and

(b)  In any event, upon the written consent of all parties hereto.

6.  Matters Related to the Escrow Agent.

(a)   Duties of Escrow Agent.  Escrow Agent’s rights, duties and obligations are strictly limited to those expressly set forth in this Agreement, and Escrow Agent shall be under no implied obligation or subject to any implied liability hereunder. Escrow Agent shall not be required to take notice of any default or any other matter, nor shall Escrow Agent be bound or required to give notice of demand, or required to take any action whatever except as herein expressly provided.  Escrow Agent shall not be liable for any loss or damage unless caused by its own gross negligence or willful misconduct.

(b)   Authorization to Open the Escrow Account.  This Agreement is to be executed by the parties hereto so that an agreement bearing each party’s original signature can be held by the Escrow Agent.  The parties hereto hereby authorize Escrow Agent to establish and administer the Escrow Account upon receipt of a fully executed copy of this Agreement.

(c)   Deposit of Funds.  All funds received by the Escrow Agent shall be deposited with other escrow funds in an attorney trust account or accounts, with any state or national bank, and may be transferred to any other such attorney trust account or accounts.  All disbursements shall be made by check or wire transfer unless otherwise specified herein.

(d)   Deposited Documents.  Escrow Agent is not required to determine (or consider) the effectiveness, correctness, validity or adequacy of any document that is submitted to Escrow Agent.

(e)   Conflicting Instructions.  Upon receipt of any conflicting instructions, Escrow Agent is no longer obligated to take any further action in connection with this escrow but shall immediately contact the parties hereto for further instructions.

(f)    Methods of Communications.  Escrow Agent may act in reliance upon any instrument or signature believed to be genuine and may assume that any person purporting to give any notice or make any statement in connection with the provisions hereof has been authorized to do so.  Escrow Agent is requested and authorized, but not obligated, to rely upon and act in accordance with any communication which may be given by telephone, facsimile or other electronic transmission.  Escrow Agent shall be entitled, but not bound, to treat such communication as fully authorized and binding and shall be entitled to take such steps in connection with or in reliance on such communication.

(g)   Right to Interplead.  If any controversy arises between or among the parties hereto or with any third party with respect to the Escrow Account, Escrow Agent shall not be required to resolve the same or to take any action to do so but may, at its discretion, institute such interpleader or other proceedings as it deems proper.  Escrow Agent may rely on any joint written instructions as to the disposition of funds, assets, documents or other things held in escrow.

(h)  Resignation and Termination.  Escrow Agent may, upon providing fifteen (15) days’ written notice to the parties hereto, resign its position and terminate its liabilities and obligations hereunder.  In the event Escrow Agent is not notified within fifteen (15) days of the identity and location of the successor escrow agent, Escrow Agent shall be entitled to transfer all property held in the Escrow Account to a court of competent jurisdiction with a request to have a successor appointed.  Upon filing such action and delivering such property, Escrow Agent’s obligations and responsibilities shall cease.  Similarly, the parties hereto may also jointly terminate Escrow Agent and appoint a successor escrow agent by providing fifteen (15) days’ written notice to Escrow Agent.

(i)    Indemnification.  The parties hereto jointly and severally indemnify and hold harmless Escrow Agent from loss, damage or any claims made against Escrow Agent arising out of or relating to this Agreement, unless caused by Escrow Agent’s own negligence or willful misconduct, such indemnification to include all costs and expenses incurred by Escrow Agent, including but not limited to reasonable attorneys’ fees.

7.  General Provisions.

(a)   Assignment.  Neither this Agreement nor any right or obligation created hereby may be assigned by any party without the prior written consent of the other parties or their successors, provided that no consent will be required for assignments resulting from the death of a natural person.

(b)   Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing, shall be addressed as provided below and shall be considered as properly given (i) if delivered in person, (ii) if sent by overnight delivery service, (iii) if mailed by first-class United States mail, postage prepaid, registered or certified with return receipt requested, or (iv) if sent by facsimile copy or email and confirmed.  Notice so given shall be effective upon receipt by the addressee; provided, however, that if any notice is tendered to an addressee and the delivery thereof is refused by such addressee, such notice shall be effective upon tender.  For the purposes of notice, the addresses of the parties shall be as noted below; provided that any party shall have the right to change its address for notice hereunder by giving written notice to the other parties. The initial addresses and facsimile numbers of the parties are as follows:

To:	SpectrumDNA, Inc. and SpectrumDNA Studios, Inc.
SpectrumDNA, Inc.
P.O. Box 682798
Park City, UT 84068
Attn: Rebecca Hershinger

To:	James Banister
James Banister
941 Cutter Lane
Park City, UT 84098
Facsimile: (435) 604-7675

To:	Parrish Ketchmark
Parrish Ketchmark
PO Box 14214
Research Triangle Park, NC 27709-4214
Facsimile: (919) 361-0046

To:	Kaye Cooper Fiore Kay & Rosenberg, LLP
Kaye Cooper Fiore Kay & Rosenberg, LLP
30A Vreeland Road, Suite 230
Florham Park, NJ 07932
Attn: David M. Kaye, Esq.
Facsimile: (973) 443-0609

(c)  Governing Law; Interpretation.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New Jersey.  As all parties are represented by counsel and as all parties have equal negotiating power, there shall be no construction in favor of any party due to the fact that counsel for the other party was responsible for the drafting of the documents.

(d)  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute a single agreement. The counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

(e)  Severability.  If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the same shall not affect any other provision of this Agreement, but this Agreement shall be construed in a manner which, as nearly as possible, reflects the original intent of the parties.

(f)   Amendment and Modification.  This Agreement may be amended or modified only by written agreement executed by the parties hereto.

(g)  Waiver.  Any waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be valid only if set forth in an instrument in writing signed by the party granting such waiver.  Any waiver or failure to insist upon strict compliance with any obligation, covenant, agreement or condition shall not operate as a waiver of any other provision.

(h)  Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the parties, their legal representatives, successors, and permitted assigns and shall be effective as of the date it is accepted by the Escrow Agent.  Any corporation into which Escrow Agent may merge, sell, or transfer its escrow business and assets shall automatically be and become successor Escrow Agent hereunder and shall be vested with all powers as was its predecessor without the execution or filing of any instruments, or any further act, deed or conveyance on the part of the parties hereto.

(i)   Disputes.  Any dispute arising under or in connection with this Agreement shall be resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, in the state of New Jersey by a single arbitrator.  The arbitrator will be an active New Jersey State Bar member in good standing.  In addition to all other powers, the arbitrator shall have the right to determine all issues of arbitrability and shall have the authority to issue subpoenas. Judgment on any arbitration award may be entered in any court with jurisdiction.

(j)   Attorneys’ Fees.  The prevailing party in any dispute arising from this Agreement shall be entitled to recover from the nonprevailing party its reasonable attorneys’ fees and expenses, including any incurred in connection with any appeal.

(k)  Entire Agreement.  This Agreement sets forth the entire understanding and agreement of the parties hereto relating to the Escrow Account and supersedes any and all other understandings, negotiations or agreements relating to the Escrow Account.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

SPECTRUMDNA, INC.

	By:	/s/ Rebecca Hershinger
Rebecca Hershinger
Chief Financial Officer

SPECTRUMDNA STUDIOS, INC.

	By:	/s/ Rebecca Hershinger
Rebecca Hershinger
Chief Financial Officer

	By:	/s/ James Banister
JAMES BANISTER

/s/ Parrish Ketchmark
PARRISH KETCHMARK

Escrow Agent:	KAYE COOPER FIORE
KAY & ROSENBERG, LLP

	By:	David M. Kaye
David M. Kaye, Esq.
Partner